Exhibit 99.1

Eagle Broadband, Inc. Announces Reverse Stock Split

LEAGUE CITY, TX, May 05, 2006 (MARKET WIRE via COMTEX News Network) -- Eagle Broadband, Inc. (AMEX: EAG), a national provider of broadband, Internet protocol (IP) and communications technology and services, today announced that the effective date for its one-for-thirty-five reverse stock split will be May 12, 2006.

As of May 12, 2006, Eagle had 315,495,312 shares of common stock issued and outstanding. After the reverse split, the company will have approximately 9,014,152 common shares issued and outstanding.

The reverse split will go into effect after market close on May 12, 2006. Eagle's stock will begin trading on the American Stock Exchange on a split-adjusted basis on May 15, 2006.

The exercise or conversion price, as well as the number of shares that can be issued, under the company's outstanding stock options, warrants and convertible securities, will be proportionately adjusted to reflect the reverse stock split. The number of shares reserved for issuance under Eagle's equity compensation plans will also be reduced proportionately.

"Maximizing cash flow and company earnings is our top priority to our shareholders," said Dave Micek, Eagle's president and chief executive officer. "Through this reverse split, Eagle will be able to improve trading characteristics of our stock and attract more institutional investors."

Eagle Broadband shareholders approved the reverse split via an amendment to the company's articles of incorporation during the annual shareholders meeting held on April 18, 2006.

Eagle will not issue any fractional shares of its new common stock as a result of the reverse split. Instead, the company will pay cash for the value of the fractional shares to the holders thereof. Shareholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Shareholders of record who hold share certificates will receive a letter of transmittal requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Registrar and Transfer Company will serve as Eagle's transfer and exchange agent, implementing the exchange of stock certificates in connection with the reverse split.

About Eagle Broadband, Inc.

Eagle Broadband is a technology company that develops and delivers products and services in three core business segments:

-- IPTV -- Eagle Broadband's IPTVComplete(TM) provides direct access to more than 200 channels of high-demand programming from popular entertainment providers, often using Eagle's high-definition, set-top boxes.

-- SatMAX(TM) -- Eagle Broadband's SatMAX(TM) provides indoor/outdoor communications utilizing the global Iridium-based (www.iridium.com)
satellite communications system. It offers both fixed and mobile solutions, including the emergency first responder SatMAX(TM) Alpha "SatMAX in a suitcase" technology.

-- Managed Services -- Eagle Broadband's Managed Services division provides support for its IPTVComplete(TM) and SatMAX products, and implements a range of other Internet-related technologies, including WiFi and VoIP solutions.

EAGG

Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Media Contacts:
Jackie Hutto
Griffin Integrated Marketing
(281) 335-0200
Jesse Blum
Friedland Corporate Investor Services LLC
(866) 356-0651

SOURCE: Eagle Broadband